Exhibit 10.2
RESTRICTED SHARE AGREEMENT
This AGREEMENT, is made as of June 29, 2010 (the “Effective Date”), by and between HealthMarkets, Inc., a Delaware corporation (together with its successors and assigns, the “Company”), and Jack Victor Heller (the “Executive”);
WHEREAS, the Company and the Executive entered into an employment agreement or offer letter, as applicable, with respect to the Executive’s employment as an executive of the Company and certain related terms (the “Employment Agreement”);
WHEREAS, the Company, acting through the Compensation Committee with the consent of the Board has agreed to grant to the Executive, effective on the Effective Date, restricted shares of the Company’s Class A-1 Common Stock (the “Restricted Shares”) under the Second Amended and Restated HealthMarkets 2006 Management Option Plan (the “Plan”) on the terms and subject to the conditions set forth in this Agreement and the Plan;
WHEREAS, as a condition precedent to the Company’s grant of the Restricted Shares to the Executive, the Executive must, to the extent the Executive has not yet done so, execute and deliver a counterpart of the Stockholders Agreement and thereby agree to be bound by the Stockholders Agreement as a “Management Stockholder” thereunder and the Restricted Shares shall be subject to the terms of the Stockholders Agreement.
NOW, THEREFORE, in consideration of the promises and of the mutual agreements contained in this Agreement, the parties hereto hereby agree as follows:
1. Capitalized Terms. Capitalized terms not defined herein shall have the definitions ascribed to such terms in the Plan or the Employment Agreement, as the case may be.
2. Grant. Subject to and upon the terms, conditions, and restrictions set forth in this Agreement, the Company hereby grants to the Executive 150,000 Restricted Shares as of the date hereof.
3. Issuance of Stock. The Restricted Shares shall be subject to the restrictions described herein. The Restricted Shares shall bear appropriate legends with respect to the restrictions described herein.
4. Vesting. Subject to the Executive’s remaining in the continuous employ of the Company or any Subsidiary through the applicable vesting date, except as otherwise provided in Section 6 hereof, the Restricted Shares shall vest in equal 20% annual installments on each of the first five anniversaries of the Effective Date; provided, that the Restricted Shares shall immediately vest in full upon a Change of Control.
5. Restrictions. No portion of the Restricted Shares or rights granted hereunder may be sold, transferred, assigned, pledged or otherwise encumbered or disposed of by the Executive until such portion of the Restricted Shares becomes vested, and any purported sale, transfer, assignment, pledge, encumbrance or disposition shall be void and unenforceable against the Company.

6. Termination of Employment.
(a) General. Except as provided immediately below, if the Executive’s employment terminates for any reason, the Restricted Shares, to the extent not then vested will be immediately forfeited.
(b) Without Cause; for Good Reason. If the Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason, as of the date of termination, the Restricted Shares that would have vested if the Executive had remained employed through the first anniversary of the date of termination will vest.
(c) Death; Disability. If the Executive’s employment is terminated by reason of the Executive’s death or Disability, as of the date of termination, the Restricted Shares that would have vested if the Executive had remained employed through the first anniversary of the date of termination will vest; provided, however, that it shall be a condition to the vesting of the Restricted Shares in the event of the Executive’s death that the Person receiving the Shares shall (i) have agreed in a form satisfactory to the Company to be bound by the provisions of this Agreement and, if there has been no Change of Control or an IPO, the Stockholders Agreement and (ii) comply with all regulations and the requirements of any regulatory authority having control of, or supervision over, the issuance of the Shares and in connection therewith shall execute any documents which the Board shall in its sole discretion deem necessary or advisable.
(d) Cause. Notwithstanding the foregoing or any provision of this Agreement or the Employment Agreement to the contrary, if the Executive’s employment is terminated by the Company for Cause, all unvested Restricted Shares will be immediately forfeited as of the date of termination.
7. Company Repurchase Rights.
(a) The Company will have the right to purchase (the “Call Right”), subject to the provisions of Section 7(b) below, any Shares that the Executive received pursuant to the terms and conditions set forth in the Stockholders Agreement.
(b) Notwithstanding anything in the Stockholders Agreement or the Employment Agreement to the contrary, in the event that the Executive is required to repay unvested cash bonus amounts paid to the Executive by the Company, the Company shall have the right to reduce the purchase price payable to the Executive with respect to any Shares held by the Executive by the amount owed to the Company by the Executive with respect to such unvested cash bonus amounts.
(c) This Section 7 shall be deemed an amendment to the terms of the Stockholders Agreement to the extent necessary to effectuate the terms of this Section 7. By executing this Agreement, the Executive agrees to be bound by the terms of the Stockholders Agreement, as modified by this Agreement, and accepts the rights and obligations set forth therein.
8. Initial Public Offering. The Restricted Shares shall be subject to the terms and conditions of the Stockholders Agreement. The Company and the Executive acknowledge that they will agree to provide the Company with the right to require the Executive and other executives of the Company or any Subsidiary to waive any registration rights with regard to such Shares upon an IPO, in which case the Company will implement an IPO bonus plan in cash, stock or additional options to compensate for the Executive’s and the other executives’ loss of liquidity; provided that if the Executive’s employment is terminated without Cause or for Good Reason, then the Executive shall fully vest upon the date of termination in any grant made under such IPO bonus plan.

9. Executive Shareholder Rights. Prior to the date on which the Restricted Shares vest, except as otherwise set forth herein, the Executive shall have all rights of a shareholder with respect to the Restricted Shares. Notwithstanding the foregoing, cash dividends, if any, paid with respect to any Restricted Shares which have not vested at the time of the dividend payment shall be paid to and held in the custody of the Company, and shall be subject to the same restrictions that apply to the corresponding Restricted Shares, and shall be released from the custody of the Company at such time as the restrictions on the underlying Shares to which the dividends relate have lapsed. At such time as any Restricted Share vests, any such custodial dividends held by the Company (including any interest thereon payable in accordance with this Section 9) with respect to such vested share shall be paid to the Executive.
10. No Employment Contract. Nothing contained in this Agreement shall (a) confer upon the Executive any right to be employed by or remain employed by the Company or any Subsidiary, or (b) limit or affect in any manner the right of the Company or any Subsidiary to terminate the employment or adjust the compensation of the Executive.
11. Taxes and Withholding. The Company or any Subsidiary may withhold, or require the Executive to remit to the Company or any Subsidiary, an amount sufficient to satisfy federal, state, local or foreign taxes (including the Executive’s FICA obligation) in connection with any payment made or benefit realized by the Executive or other person under this Agreement or otherwise, and the amounts available to the Company or any Subsidiary for such withholding are insufficient, it shall be a condition to the receipt of such payment or the realization of such benefit that the Executive or such other person make arrangements satisfactory to the Company or any Subsidiary for payment of the balance of such taxes required to be withheld. The Executive may elect to have such withholding obligation satisfied by surrendering to the Company a portion of the Shares that is issued or transferred to the Executive upon the vesting of the Restricted Shares (but only to the extent of the minimum withholding required by law), and the Shares so surrendered by the Executive shall be credited against any such withholding obligation at the Fair Market Value of such Shares on the date of such surrender (and the amount equal to the Fair Market Value of such shares shall be remitted to the appropriate tax authorities).
12. Compliance with Law. The Company shall make reasonable efforts to comply with all applicable federal and state securities laws; provided, however, that notwithstanding any other provision of this Agreement, the Restricted Shares shall not vest if the vesting thereof would result in a violation of any such law.
13. Adjustments. In the event of any stock split, reverse stock split, share dividend, merger, consolidation or other event after the Effective Date that makes an equitable adjustment appropriate, the Board shall make such substitution or adjustment (including cash payments) in the number and kind of Restricted Shares covered thereby and/or such other equitable substitution or adjustments as it determines in good faith to be equitable. In connection with a Change of Control, such substitutions and adjustments may include, without limitation, canceling any and all Restricted Shares in exchange for cash payments equal to the Fair Market Value of the Restricted Shares in connection with such an adjustment event.
14. Relation to Other Benefits. Any economic or other benefit to the Executive under this Agreement shall not be taken into account in determining any benefits to which the Executive may be entitled under any profit-sharing, retirement or other benefit or compensation plan maintained by the Company or any Subsidiary and shall not affect the amount of any life insurance coverage available to any beneficiary under any life insurance plan covering employees of the Company or any Subsidiary.
15. Amendments. Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that no amendment shall adversely affect the rights of the Executive under this Agreement or the Employment Agreement without the Executive’s written consent.

16. Severability. If one or more of the provisions of this Agreement is invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.
17. Relation to Plan. This Agreement is subject to the terms and conditions of the Plan; provided, however, that in the event of any inconsistent provisions between this Agreement and the Plan, this Agreement shall govern. In addition, in the event of any inconsistent provisions between the Plan and the Employment Agreement, the Plan shall govern. The Board acting pursuant to the Plan, as constituted from time to time, shall, except as expressly provided otherwise herein, have the right to determine (in good faith) any questions which arise in connection with the Restricted Shares.
18. Successors and Assigns. The provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives and assigns of the Executive, and the successors and assigns of the Company.
19. Governing Law. The interpretation, performance, and enforcement of this Agreement shall be governed by the laws of the State of Delaware, without giving effect to the principles of conflict of laws thereof and all parties, including their successors and assigns, consent to the jurisdiction of the state and federal courts of Delaware.
20. Prior Agreement; Employment Agreement. As of the date that the Executive countersigns this Agreement, this Agreement will supersede any and all prior and/or contemporaneous agreements, either oral or in writing, between the parties hereto, or between either or both of the parties hereto and the Company, with respect to the subject matter hereof, including, without limitation, the Employment Agreement and any Exhibits thereto. Each party to this Agreement acknowledges that no representations, inducements, promises, or other agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, pertaining to the subject matter hereof and that no prior and/or contemporaneous agreement, statement or promise pertaining to the subject matter hereof that is not contained in this Agreement shall be valid or binding on either party.
21. Notices. For all purposes of this Agreement, all communications, including without limitation notices, consents, requests or approvals, required or permitted to be given hereunder will be in writing and will be deemed to have been duly given when hand delivered or dispatched by electronic facsimile transmission (with receipt thereof confirmed), or five business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, or three business days after having been sent by a nationally recognized overnight courier service such as Federal Express, UPS, or Purolator, addressed to the Company (to the attention of the Secretary of the Company) at its principal executive offices and to the Executive at his principal residence, or to such other address as any party may have furnished to the other in writing and in accordance herewith, except that notices of changes of address shall be effective only upon receipt.
22. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf by its duly authorized officer and the Executive has executed this Agreement, as of the day and year first above written.

HealthMarkets, Inc.
By:
Name:
Title:

EXECUTIVE
Name: Jack Victor Heller